FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	John Bluth Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560

CV THERAPEUTICS REPORTS SECOND QUARTER FINANCIAL RESULTS

Palo Alto, California, July 18, 2002 — CV Therapeutics, Inc. (Nasdaq: CVTX) today announced a net loss of $31.7 million, or $1.23 per share for the quarter ended June 30, 2002, compared to a net loss of $19.4 million, or $0.96 per share, for the same quarter in 2001. For the six-months ended June 30, 2002, the Company reported a net loss of $53.6 million, or $2.09 per share, compared to a net loss of $34.5 million, or $1.73 per share, for the same period in 2001.

Operating expenses for the quarter ended June 30, 2002 increased to approximately $33.5 million from $22.4 million for the same quarter in 2001. Total operating expenses increased to $58.5 million for the six-month period ended June 30, 2002 from $41.6 million for the same period in 2001. The increases in operating expenses for both the quarter and six-month periods ended June 30, 2002 were primarily due to expenses for the ranolazine program related to NDA filing, pre-commercialization activities, and manufacturing-related agreements.

The Company recognized collaborative research revenue of $1.1 million for the quarter ended June 30, 2002, compared to $1.0 million for the same quarter in 2001. For the six-months ended June 30, 2002, the Company recognized $2.3 million compared to $2.8 million for the same period in 2001. The revenue recognized for all periods relates to milestone payments earned and the reimbursement of certain development costs from collaborative partners.

At June 30, 2002, the Company had cash, cash equivalents and marketable securities of approximately $431.7 million compared to $478.4 million at December 31, 2001.

“We made significant progress this quarter on our new drug application for ranolazine and remain on schedule to submit the application to the FDA by the end of the year,” said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics, Inc.

Company management will host a conference call on Thursday, July 18, 2002 at 5:00 p.m. EDT, 2:00 p.m. PDT, to discuss financial results. Domestic callers can participate in the conference call by dialing (888) 370-6121, international callers can participate in the conference call by dialing (706) 679-7163. A replay of the conference call will be available through Sunday, July 21, 2002. Domestic callers can access the replay by dialing (800) 642-1687, international callers can access the replay by dialing (706) 645-9291, the PIN access number is 4655513.

CV Therapeutics, Inc., headquartered in Palo Alto, Calif., is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has four compounds in clinical trials. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina. Tecadenoson (CVT-510), an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, an A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic agent in cardiac perfusion imaging studies. Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, the early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.

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CV THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2001	2002	2001	2002

Revenues:
Collaborative research	$1,014	$1,120	$2,833	$2,334
Operating expenses:
Research and development	19,479	29,501	36,337	50,301
General and administrative	2,927	4,013	5,226	8,211

Total operating expenses	22,406	33,514	41,563	58,512

Loss from operations	(21,392)	(32,394)	(38,730)	(56,178)
Interest and other income (expense), net	2,021	670	4,279	2,589

Net loss	$(19,371)	$(31,724)	$(34,451)	$(53,589)

Basic and diluted net loss per share	$(0.96)	$(1.23)	$(1.73)	$(2.09)

Shares used in computing basic and diluted net loss per share	20,172	25,790	19,913	25,656

CONDENSED BALANCE SHEETS
(in thousands)

	December 31, 2001	June 30, 2002
	(A)	(unaudited)

Assets
Cash, cash equivalents and marketable securities	$478,425	$431,681
Other current assets	9,938	5,711

Total current assets	488,363	437,392
Property and equipment, net	12,889	15,976
Other assets	5,992	5,682

Total assets	$507,244	$459,050

Liabilities and stockholders’ equity:
Current liabilities	$17,951	$15,596
Long-term obligations	200,900	200,872
Stockholders’ equity	288,393	252,582

Total liabilities and stockholders’ equity	$507,244	$459,050

(A)     Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001